Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN REPORTS THIRD QUARTER RESULTS

ROANOKE, Va. (November 9, 2006)—Western Sizzlin Corporation (OTC Bulletin Board: WSZL) released its financial results for the third quarter which ended September 30, 2006 and filed Form 10-Q with the SEC on November 9, 2006.

Revenues decreased for the quarter by 5.5% for franchise operations and 7.2% for Company operations. The decreased revenues for franchising are attributable to closings of franchised locations. One Company store was closed for approximately two weeks during the month of July for remodeling, causing the major part of the third quarter decline. Net income for the third quarter ending September 30, 2006 was $84,651 compared to net income of $203,548 for the third quarter of 2005.  Western Sizzlin’s net worth increased by $838,626 in the quarter, which increased the per-share book value by 7%, largely because of an appreciation in an investment in a marketable security.

Western Sizzlin Corporation operates and franchises a total of 129 units in 19 states as of November 9, 2006 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer, at 1338 Plantation Road, N.E., Roanoke, VA 24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

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